Summary of Guaranty Contract of Maximum Amount Entered into by and between Mr. Li Xiangqian and Shenzhen Branch, China CITIC Bank Co., Ltd on May 9th, 2008

Main contents
➢ Guaranty Contract number: (2008)Shen Yin Sun EBaoZi 001;
➢ Main Contract number: (2008)Shen Yin Sun ZongZi 003;
➢ As guarantor, Mr. Li Xiangqian undertakes to assume joint and several liabilities for BAK International Limited’s indebtedness towards China CITIC Bank under the Guaranty Contract of Maximum Amount (reference no.: (2008)shenyinsun ebaozi 001) from May 9th, 2008 to Nov. 9th, 2008, and the maximum amount secured is RMB150 million.
➢ Guaranty Responsibility: The guaranty under this Contract shall be guaranty with joint and several liability. The guarantor is obligated to pay off the debt in the event the obligor is unable to pay off the debt (including the creditor declares the debt becomes mature in advance to its original expiry date due to default of the obligor or the guarantor).
➢ Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost etc. which is incurred to the Creditor in realizing its creditor’s right.
➢ Guaranty period: The guaranty period is from the effective date of this Contract to two years after the expiry of the term of the Credit Facility Agreement and relevant agreement entered into under the Credit Facility Agreement.

➢ Default of contract:
➢ Occurrence of any of the following situation should constitute default:
1)	Fail in fulfilling the undertakings and guaranties as described in Item 7 of this contract; 2) breach of other articles of this contract.
2)
In the event of defaults by the guarantor, the creditor is entitled to take one or more of the following actions and the guarantor irrevocably grants the Creditor to take the following sixth actions without passing legal procedures:

a)	requires the guarantor to correct the default in certain period;
b)	declare the agreement becomes mature in advance to its original expiry date, and require the guarantor to undertake joint and severe responsibility;
c)	require the guarantor to pay additional 10% of the debt as penalty;
d)	requires the guarantor to compensate the material loss which can’t be remedied by the penalty;
e)	cancel the conduct that damages the interests of the Creditor;
f)	withdraw from any account of the guarantor to pay off the debt;
g)	take legal action against the guarantors’ breach.

Headlines of the articles omitted:
➢	Termination and explanation
➢	Payment on demand
➢	Declaration and guaranty
➢	Independent guaranty
➢	Fulfillment of the responsibility and giving up of the right
➢	Attention and notification
➢	Dispute settlement
➢	Contract period
➢	Text copies
➢	Supplement articles